March 18, 2024

Andres Cedron

Dear Andres

It gives me great pleasure to present this offer of employment with Orthofix Medical, Inc. (with its subsidiaries and affiliates, “Orthofix”).

Position: The position we are offering you is that of Chief Legal Officer.

Start Date: Your starting date will be on or before April 30, 2024.

Base Salary: Your base salary will be $470,000 per year (the “Base Salary”), less applicable deductions and tax withholdings.

Annual Bonus: Subject to Orthofix policies and satisfaction of applicable performance criteria, you will be eligible to participate in the annual bonus program, with a target bonus opportunity of 70% of your Base Salary. The annual bonus, if payable, will be paid at the same time that such bonuses are paid to other executives, and will be designed to either be exempt from or comply with Internal Revenue Code Section 409A, as determined by the Compensation and Talent Development Committee of Orthofix’s Board of Directors (the “C&TD Committee”) upon establishment each year.

Sign-On Equity Award ($1,500,000): As an inducement to and incentive for accepting this position, you will receive a grant, effective as of your start date, of (i) performance-based restricted stock units (“P-RSUs”), valued at $750,000 (based on the closing price of Orthofix common stock on the grant date, subject to rounding to the nearest whole unit), (ii) Stock Options to purchase shares of Orthofix common stock, valued at $375,000 (based on the Black-Scholes value of Orthofix common stock on the grant date, subject to rounding to the nearest whole option share), and (iii) restricted stock units (“RSUs”) with respect to shares of Orthofix common stock, valued at $375,000 (based on the closing price of Orthofix common stock on the grant date, subject to rounding to the nearest whole unit). All such awards will be subject to continued employment through applicable vesting dates (subject to any applicable acceleration rights).

P-RSUs vesting determined at the end of the 3-year performance period based on Orthofix total shareholder return relative to an industry peer group index, which vesting may be anywhere from 0% to 200% of the target P-RSU amount based on the achievement of the performance goals. If during the term of the Stock Options the average closing price of the Company’s common stock over a one-month calendar period has been equal to or greater than 150% of the closing price of the Company’s common stock on the grant date (the “Sign-On Option Exercise Condition”), the Stock Options will vest upon the later of (i) the date on which the Sign-On Option Exercise Condition is achieved and (ii) the date on which you meet the applicable service-based conditions. The applicable service-based conditions will be met with respect to 1/3 of the Stock Options on the one-year anniversary of the Stock Options’ grant date and with respect to 1/12 of the Stock Options as of the end of each 3-month period during the two years following such one-year anniversary of the grant date. RSUs will vest in annual 33-1/3% installments, with the first tranche vesting on the one-year anniversary of the RSUs’ grant date and the second and third tranches vesting on the two and three year anniversaries of the grant date, respectively. Upon any future Change in Control (as defined under the Change in Control and Severance Agreement), (i) the performance goals for the P-RSUs will be deemed achieved at the greater of 100% of target or actual achievement through the Change in Control closing date and (ii) the Sign-On Option

Orthofix Medical Inc. | 3451 Plano Parkway | Lewisville, TX 75056 | 214.937.2000

www.orthofix.com

Exercise Condition will be deemed achieved. The sign-on equity awards will be subject to the terms and conditions of applicable award agreements.

Benefits: Orthofix will offer you medical, dental, and vision insurance, effective the first of the month after your first 30 days of employment. You will also be eligible to participate in the Orthofix 401(k) retirement plan as of the first of the month after your first 30 days of employment. This plan currently provides an employer match of 100% for the first 4% contribution. A more detailed explanation of these benefits and other benefits will be provided to you under separate cover. Orthofix defers to the provisions of its employee benefits plans, which plans shall govern to the extent of any conflict and which plans may be changed unilaterally by Orthofix.

Relocation Assistance: Your position will be based in Orthofix’s Lewisville, TX offices and as such, Orthofix will provide you with a relocation payment, in an amount such that the estimated after-tax portion (calculated to assume that you are subject to U.S. federal and Texas state income tax, but not subject to income tax in any other jurisdiction) of such amount will be equal to $150,000, such payment to be used for expenses to support establishing residency in the Lewisville, TX area on or before June 30, 2025.

Third-Party Confidentiality/Non-Compete Obligations: Orthofix recognizes that, while you were employed with your prior employers, you may have been exposed to confidential, proprietary, and/or trade secret information (“Third-Party Confidential Information”). Moreover, Orthofix recognizes that you have a legal duty and may have a contractual duty not to use or disclose Third-Party Confidential Information outside of your employment with your former employers. Orthofix also recognizes that you may owe your former employers a contractual duty not to solicit certain customers (“Restricted Customers”). Orthofix has no intention of obtaining any Third-Party Confidential Information in any form. In fact, Orthofix’s expectation is that you will abide by, and comply fully with, the terms of any agreements you may have with respect to such information. By signing below, you represent and warrant that you have complied, and will comply, with any such obligations, including, but not limited to, all confidentiality, non-solicitation, non-competition, and post-employment disclosure obligations. You further represent and warrant that you have not misappropriated any Third-Party Confidential Information and, to the extent you may have access to such information, you will not disclose or use it for any purpose contrary to the terms of any agreements you may have with respect to such information, or to benefit Orthofix in any way.

Orthofix also wishes to ensure that you are not placed in a position which might require you to solicit Restricted Customers or cause the disclosure or use of Third-Party Confidential Information, either intentionally or inadvertently. If you are ever involved in any job situation which could require you to solicit Restricted Customers or cause you to use or disclose any Third-Party Confidential Information, you agree to immediately notify Orthofix’s interim Chief Legal Officer and advise Orthofix’s interim Chief Legal Officer of your concerns. In the event it is determined that a risk of improper solicitation, disclosure, or use does exist, Orthofix will take appropriate measures.

Employment-At-Will: You understand and acknowledge that, if you become employed by Orthofix, you will be an “at-will” employee at all times during your employment. As an at-will employee, both Orthofix and you will have the right to terminate your employment at any time, with or without cause, and with or without notice. At-will employment also means that your job duties, title, compensation, and benefits, as well as the company personnel policies and other procedures, may be changed or terminated at the sole discretion of Orthofix at any time. Please note that, while this offer letter summarizes your anticipated terms and conditions of employment with Orthofix, they may change, and it is not an employment contract.

Other Agreements: Under separate cover, you will receive a Change in Control and Severance Agreement, a Dispute Resolution Agreement, a Confidentiality and Invention Assignment Agreement, and an Indemnification Agreement (the “Other Agreements”), which will become effective as of your first day of employment. Any expense reimbursements or in kind benefits under this offer letter that constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses

Orthofix Medical Inc. | 3451 Plano Parkway | Lewisville, TX 75056 | 214.937.2000

www.orthofix.com

eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Acceptance: Your signature at the end of this offer letter constitutes an acceptance of this offer and confirms that no promises, representations, or agreements that are inconsistent with any of the terms of this offer letter have been made to or with you by anyone at Orthofix. Upon acceptance of this Offer Letter the offer and the terms set forth herein are binding and irrevocable by Orthofix until and following the effectiveness of the Change of Control and Severance Agreement.

Andres, we look forward to working with you. Your experience, background and leadership will be a significant asset to Orthofix.

Sincerely,

/s/ MASSIMO CALAFIORE

Massimo Calafiore

President and Chief Executive Officer

ACKNOWLEDGED, ACCEPTED, AND AGREED:

/s/ ANDRES CEDRON Date: March 18, 2024

Andres Cedron

Orthofix Medical Inc. | 3451 Plano Parkway | Lewisville, TX 75056 | 214.937.2000

www.orthofix.com